Exhibit 10.1

Purchase and Sale Agreement

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential; such information has been marked with “[***]”. Certain personally identifiable information has been omitted pursuant to Item 601(a)(6) of Regulation S-K. Appendix II to this exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K; the registrant agrees to furnish supplementally a copy of the omitted Appendix to the Securities and Exchange Commission upon request.

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is entered into as of 2026/10/8 (the “Effective Date”) by and between:

Seller:	Exascale Labs Holdings, Inc., a Delaware corporation with its principal office at 820 Gessner Rd, Suite 332, Houston, TX 77024, USA (“Exascale” or “Seller”); and

Buyer:	Sunon Inc., a California corporation with its principal office at 1760 Yeager Ave, La Verne, CA 91750, USA (“Buyer”)

(Seller and Buyer are hereinafter collectively referred to as the “Parties” and individually as a “Party”.)

Under the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the equipment identified in Article 1.

Article 1	List of Equipment

(1)	The equipment sold under this Agreement (the “Equipment”), including its name, model, specification, configuration, quantity and price, is set out in Appendix I or, where the Parties so agree, in a Proforma Invoice issued by Exascale and countersigned by Buyer (the “PI”). Appendix I and each countersigned PI (if applicable) form part of this Agreement. The network equipment, deployment services and three-year IT operation services included in the Purchase Price are itemized in the Quotation attached as Appendix II, which forms part of this Agreement.

(2)	The Equipment is manufactured by a third-party original equipment manufacturer (the “OEM”) and incorporates NVIDIA GPUs. Software and firmware supplied with or embedded in the Equipment are licensed, not sold, and remain subject to the license terms of the OEM and of NVIDIA Corporation.

(3)	The aggregate price of the Equipment stated in Appendix I or the PI is the “Purchase Price”. The Purchase Price includes freight, transit insurance and the arrangement of export and import customs clearance for delivery of the Equipment to the Deployment Place on the delivery term stated in Article 8; no such costs shall be invoiced to Buyer separately. Unless stated otherwise, all prices are in U.S. dollars and are exclusive of import duties, sales, use, value-added and similar taxes and other governmental charges, all of which, if applicable, are for Buyer’s account. Where Buyer claims a tax exemption it shall provide Exascale with a valid resale or exemption certificate before invoicing.

(4)	The three-year IT operation services under Appendix II, Section 4 shall be provided for a term of thirty-six (36) months. The commencement date of that term, the service levels, on-site coverage and other operational details shall be set out in a supplementary agreement, which the Parties shall negotiate in good faith and use reasonable efforts to execute within thirty (30) days after the Effective Date and which upon execution shall form part of this Agreement. The price of those services (including the consideration for licenses referred to in Article 1(5)) is included in the Purchase Price stated in Appendix I and shall not be subject to renegotiation in the supplementary agreement. Pending execution of the supplementary agreement, Exascale shall render the IT operation services in accordance with Appendix II, Section 4. Nothing in this paragraph limits Exascale’s rights under Article 12 or Article 15(4).

(5)	Exascale and its licensors retain all right, title and interest in and to the Exascale platforms and software, tools, scripts, documentation and configurations provided with the deployment and IT operation services. Buyer receives a limited, non-exclusive, non-transferable right to use them during the term of the IT operation services, solely in connection with the Equipment at the Deployment Place; the terms applicable after that term shall be addressed in the supplementary agreement under Article 1 (4). Third-party and open-source software (including Proxmox VE and Ceph) is provided under its own license terms.

(6)	Exascale represents that the Purchase Price was determined on an arm’s-length basis and is consistent with the fair market value, as of the Effective Date, of the Equipment and of the network equipment, deployment services and three-year IT operation services included in the Purchase Price, by reference to the prices at which equivalent new equipment and services are available from the OEM and its authorized channels at that date. The Purchase Price is fixed and shall not be adjusted by reason of any change in market prices after the Effective Date.

Article 2	Payment Terms

(1)	Payment shall be made by wire transfer (T/T) in advance, as follows: (a) thirty percent (30%) of the Purchase Price as a down payment within three (3) days after Buyer issues its purchase order, which Buyer shall issue within five (5) business days after the Effective Date; the purchase order serves Buyer’s internal administrative purposes only and shall not modify or supplement this Agreement. Exascale’s acceptance of the purchase order shall take effect only upon Exascale’s receipt of the down payment in cleared funds, and Exascale will place its corresponding order with the OEM within three (3) business days after such receipt and shall confirm to Buyer in writing that the order has been placed; if the down payment is not received within that period, Exascale may treat the purchase order as withdrawn. (b) The remaining seventy percent (70%) within five (5) business days after Exascale’s written notice that the Equipment is ready for shipment from the OEM’s factory, and in any event before shipment. Exascale shall not be required to release the Equipment for shipment until the balance has been received in cleared funds.

(2)	Buyer’s purchase order, once accepted by Exascale, is non-cancellable and non-returnable (NCNR). The down payment is non-refundable except as expressly provided in this Agreement.

(3)	All payments shall be made from a bank account held in the name of Buyer, or of a parent company or affiliate of Buyer that is identified in Buyer’s Customer Information Form and pre-approved by Exascale in writing, in full and without set-off, counterclaim or deduction, to the bank account designated in Appendix I. That account is held by Exascale Labs Inc., a wholly-owned subsidiary of Exascale which Exascale hereby designates to receive all payments under this Agreement; payment to that account in accordance with Appendix I shall constitute payment to Exascale. Any amount not paid when due shall bear interest at one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is lower, from the due date until paid in full.

Article 3	Acceleration of Debt

In the event Buyer fails to make any payment when due, and such default continues for a period of fourteen (14) days, Exascale may, at its sole option and without further notice, declare the entire unpaid balance of the Purchase Price, including accrued interest, to be immediately due and payable.

Articles 4 to 6	[Intentionally omitted]

Article 7	Retention of Title

(1)	Reservation of ownership. Legal and equitable title to and ownership of the Equipment shall remain with Exascale and shall pass to Buyer only upon the later of (i) Exascale’s receipt of payment in full of the Purchase Price and (ii) delivery of the Equipment in accordance with Article 8.

(2)	Buyer’s obligations pending transfer of title. Until title passes, Buyer shall (i) keep the Equipment at the Deployment Place, in good condition and identifiable as Exascale’s property; (ii) not sell, lease, encumber or otherwise dispose of the Equipment; and (iii) insure the Equipment for its full replacement value against all usual risks, with Buyer noted as loss payee.

(3)	Right of repossession. Upon the occurrence of an uncured default, Exascale (or its authorized representatives) shall have the irrevocable right, to the extent permitted by applicable law, to enter any premises where the Equipment is reasonably believed to be located, with or without prior notice, for the purpose of inspecting and repossessing the Equipment. Buyer shall provide all necessary assistance and access to facilitate such recovery, including obtaining any consent required from the operator of the Deployment Place, and any costs incurred by Exascale in connection with the repossession shall be borne solely by Buyer.

(4)	Risk of damage. Notwithstanding Exascale’s retention of title, the risk of loss, theft, damage or destruction of the Equipment shall pass to Buyer immediately upon delivery in accordance with Article 8. Buyer shall thereafter be solely responsible for any such loss or damage, regardless of whether legal title has passed to Buyer.

Article 8	Delivery

(1)	Delivery method: DAP Deployment Place (Incoterms 2020), as specified in Appendix I and as modified by this paragraph. Exascale shall arrange, and bear the cost of, the transportation, transit insurance and export clearance of the Equipment to the Deployment Place. Buyer shall be the importer of record. Exascale may arrange customs brokerage and import clearance on Buyer’s behalf as an administrative service, the cost of which is included in the Purchase Price, and Buyer shall timely provide all importer information, powers of attorney, tax registrations and other documents required for the importation. Import duties, taxes, tariffs, customs assessments and other governmental charges levied on the importation of the Equipment are Buyer’s sole responsibility and are not included in the Purchase Price.

(2)	Deployment Place: the data center identified in Appendix I, being the site declared by Buyer in its Customer Information Form (the “Deployment Place”).

(3)	Delivery schedule. Exascale shall use commercially reasonable efforts to deliver the Equipment within the estimated delivery period stated in Appendix I, which period shall run from the later of (i) Exascale’s receipt of the down payment in cleared funds and (ii) the grant of NVIDIA’s approval and of all export and import authorizations required for the Equipment. Delivery dates, including any date stated in Appendix I or a PI, are estimates unless expressly designated as guaranteed in a writing signed by Exascale. Exascale shall not be liable for any delay caused by the OEM, by NVIDIA’s approval process, by export or import licensing, by Buyer’s failure to provide information, documents, payment or site access when required, or by any event beyond Exascale’s reasonable control, and the delivery date and any obligations dependent on it shall be extended accordingly.

(4)	Partial shipments are permitted and shall be invoiced separately. Buyer shall take delivery on the scheduled date and shall provide site access, receiving personnel and any documents required from Buyer under Article 8(1) for the importation and receipt of the Equipment at the Deployment Place.

Article 9	Acceptance and Defects Handling

(1)	Buyer shall inspect the Equipment within three (3) calendar days after receipt of the Equipment. Unless Buyer gives Exascale written notice of a defect or non-conformity within that period, the Equipment shall be deemed accepted and in full compliance with the terms of this Agreement.

(2)	If Equipment does not comply with the agreed specifications or contains defects duly notified under paragraph (1), Buyer is entitled to require Exascale to repair or replace the non-conforming Equipment or parts so as to meet the original specifications and/or function, which shall be Buyer’s sole remedy for such non-conformity.

(3)	Paragraphs (1) and (2) apply to the Equipment only. The deployment services under Appendix II, Section 3 shall be accepted separately: upon completion of the acceptance test described in Appendix II, Exascale shall deliver an acceptance report to Buyer, and Buyer shall countersign the report or give Exascale written notice of any material non-conformity in the deployment services within five (5) business days after delivery of the report. If Buyer does neither within that period, or puts the Equipment into productive use, the deployment services shall be deemed accepted. Minor punch-list items that do not materially impair the operation of the Equipment shall not prevent acceptance and shall be remedied by Exascale within a reasonable time after acceptance. Acceptance of the deployment services does not reopen the inspection period under paragraph (1); any Equipment defect or non-conformity not notified within that period is governed exclusively by Articles 10 and 11.

Article 10	Warranties

(1)	Exascale warrants that (i) the Equipment delivered to Buyer is new, and (ii) at delivery the Equipment conforms in all material respects to the specifications set out in Appendix I or the PI.

(2)	Exascale warrants that, upon payment in full, Buyer will have good title to the Equipment (excluding software and firmware, which are licensed), free of any lien or encumbrance, other than any created by or through Buyer.

(3)	Exascale shall defend and indemnify Buyer against any third-party claim alleging that the Equipment, as delivered, infringes such third party’s intellectual property rights, and shall hold Buyer harmless from the costs, fees, expenses and damages (including reasonable attorneys’ fees) finally awarded or agreed in settlement in respect of such claim, provided that Buyer (i) promptly notifies Exascale in writing upon becoming aware of the claim, (ii) gives Exascale sole control of the defense and settlement, and (iii) provides reasonable cooperation. Exascale shall pass through to Buyer, to the extent permitted, the benefit of the OEM’s and NVIDIA’s intellectual-property indemnities, and Exascale’s own liability under this paragraph shall not exceed the amounts Exascale actually recovers from the OEM in respect of the same claim. This paragraph does not apply to claims arising from modification of the Equipment, its combination with items not supplied by Exascale, or its use contrary to the OEM’s or NVIDIA’s documentation or license terms.

(4)	EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 10, EXASCALE MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. SOFTWARE AND FIRMWARE SUPPLIED BY THE OEM OR NVIDIA CORPORATION ARE PROVIDED SUBJECT SOLELY TO THEIR APPLICABLE LICENSE TERMS; EXASCALE SOFTWARE AND OTHER THIRD-PARTY SOFTWARE ARE SUBJECT TO ARTICLE 1(5) AND THEIR APPLICABLE LICENSE TERMS.

Article 11	Warranty Period and Service

(1)	Warranty Period: three (3) years from the date on which the Equipment is delivered to Buyer at the Deployment Place in accordance with Article 8.

(2)	DOA period: thirty (30) days from that delivery date. RMA period: the remainder of the Warranty Period after expiry of the DOA period.

(3)	Warranty service is provided through the OEM’s return-material-authorization (RMA) process and coordinated by Exascale. Buyer shall obtain an RMA number from Exascale before returning any Equipment or part. Freight, insurance and handling for RMA shipments shall be borne as provided in the OEM’s RMA policy applicable to the Equipment at the time of the claim.

(4)	The warranty does not cover (i) mechanical parts (chassis, bezel, HDD trays, etc.); (ii) customer-induced damage (CID); (iii) damage resulting from improper installation, unsuitable environment, power or cooling, or use contrary to the OEM’s or NVIDIA’s documentation; (iv) modifications or repairs not authorized by Exascale or the OEM; or (v) consumables.

(5)	Except for Exascale’s obligations under paragraphs (2) and (3) of Article 10, Exascale’s obligations under Articles 9, 10 and 11 shall in no event exceed, in scope, duration or remedy, the warranty and remedies that Exascale receives from the OEM in respect of the Equipment, and the remedies available to Buyer under Articles 9 and 11 are limited to those that Exascale actually obtains from the OEM.

Article 12	Breach

If either Party’s breach causes losses to the other Party, the other Party shall have the right to claim compensation for any direct and documented damages or losses thus incurred, and shall have the right to rescind or terminate this Agreement if such material breach remains uncured for fourteen (14) days after the breaching Party receives written notice specifying the breach. Termination shall not relieve Buyer of its obligation to pay for Equipment delivered before termination or for which Exascale has placed a non-cancellable order with the OEM. Buyer may not terminate this Agreement, in whole or in part, for convenience. If Buyer terminates this Agreement for Exascale’s uncured material breach after the IT operation services have commenced, Exascale shall refund the portion of the Purchase Price attributable to the IT operation services under Appendix I that corresponds, pro rata by month, to the unexpired part of the 36-month term; if Exascale terminates this Agreement for Buyer’s uncured material breach, Exascale may retain all amounts paid to the extent permitted by applicable law, and Buyer shall reimburse the costs committed by Exascale to third parties for the services.

Article 13	Indemnity and Legal Expenses

(1)	Each Party agrees to indemnify and hold the other Party harmless from any and all reasonable and documented losses, damages or expenses arising out of such Party’s material breach of this Agreement.

(2)	In the event either Party engages legal counsel to enforce its rights hereunder, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, court costs and related expenses from the non-prevailing Party.

Article 14	Limitation of Liability

(1)	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, OR FOR ANY LOSS OF PROFIT, REVENUE, BUSINESS, DATA OR USE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(2)	EXASCALE’S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE PORTION OF THE PURCHASE PRICE ACTUALLY PAID BY BUYER THAT IS ATTRIBUTABLE TO THE EQUIPMENT OR SERVICES GIVING RISE TO THE CLAIM.

(3)	The limitations in this Article 14 do not apply to Buyer’s payment obligations, to either Party’s liability for fraud or willful misconduct, or to Buyer’s liability under Article 15.

Article 15	Export Control and End Use

(1)	Buyer acknowledges that the Equipment is subject to the export control and sanctions laws of the United States and other countries. Buyer’s End-Use and Export Compliance Certification and the information and documents provided by Buyer in its Customer Information Form are incorporated into this Agreement, and Buyer represents and warrants that they are true, complete and accurate as of the Effective Date and will remain so until delivery.

(2)	Buyer shall install and operate the Equipment only at the Deployment Place and only for the end use declared in its Certification. Buyer shall not relocate, re-export, transfer, sell, lease or otherwise dispose of the Equipment without Exascale’s prior written consent, which shall not be unreasonably withheld once all authorizations required under applicable export control laws and by the OEM and NVIDIA Corporation have been obtained.

(3)	Buyer shall provide Exascale with photographs of the Deployment Place before and after installation of the Equipment and shall permit Exascale, the OEM or NVIDIA Corporation, on reasonable notice, to verify the location and operational status of the Equipment, including through periodic health checks.

(4)	Exascale may suspend performance of this Agreement, without liability, for so long as Buyer is in breach of this Article 15 or becomes a person with whom dealings are restricted or prohibited under applicable export control or sanctions laws.

(5)	Buyer shall indemnify, defend and hold harmless Exascale and its affiliates from and against any fines, penalties, claims (including claims by the OEM or NVIDIA Corporation), investigations, seizures, losses and expenses resulting from Buyer’s breach of this Article 15.

Article 16	Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict-of-laws rules. The United Nations Convention on Contracts for the International Sale of Goods shall not apply. The Parties submit to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas for any dispute arising out of or in connection with this Agreement, provided that either Party may seek interim, injunctive or equitable relief from any court of competent jurisdiction where necessary to protect its rights or property. In the event of any inconsistency between the English version and any translated version of this Agreement, the English version shall prevail.

Article 17	General Provisions

(1)	This Agreement, together with Appendix I, Appendix II, any countersigned PI and any supplementary agreement executed under Article 1(4), constitutes the entire agreement between the Parties with respect to the Equipment and supersedes all prior negotiations, representations and agreements. Any terms in Buyer’s purchase order or other documents that are additional to or different from this Agreement are rejected and shall have no effect. In case of conflict, this Agreement prevails over Appendix I, Appendix II and the PI unless the Appendix or PI expressly amends a specific provision of this Agreement.

(2)	No amendment or waiver of this Agreement is effective unless in writing and signed by both Parties.

(3)	Buyer may not assign or transfer this Agreement or any of its rights or obligations hereunder without Exascale’s prior written consent. Exascale may assign its right to receive payment hereunder.

(4)	Notices under this Agreement shall be in writing and delivered by courier to the receiving Party’s address stated in the signature block, or by email with confirmation of receipt: to Exascale at contact@exascalelabs.ai, and to Buyer at [●]; or in each case to such other address as the receiving Party has subsequently notified in writing.

(5)	If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force, and the Parties shall replace the invalid provision with a valid one that most closely reflects its intent. Articles 7, 10, 13, 14, 15 and 16, paragraph (5) of Article 11 and paragraphs (7) and (8) of this Article 17, shall survive delivery of the Equipment and any termination of this Agreement until all obligations hereunder have been satisfied.

(6)	This Agreement may be executed by the Parties in any number of counterparts, each of which is an original but all of which together constitute one and the same instrument (whether originally signed or through facsimile scan or other electronic copies of such signatures, including signatures applied through an electronic signature platform). Any Party may enter into this Agreement by executing any such counterpart.

(7)	Confidentiality. Each Party shall keep confidential all non-public information of the other Party obtained in connection with this Agreement, including, in Exascale’s case, Buyer’s network, credentials, logs, workload and usage data and business information and, in Buyer’s case, Exascale’s platforms, pricing, documentation and know-how; shall use it only for the purposes of this Agreement; and shall disclose it only to its personnel, affiliates, subcontractors, the OEM, NVIDIA Corporation and professional advisers who need to know it and are bound by equivalent obligations, or as required by law or the rules of a securities exchange. This paragraph survives for five (5) years after the end of the IT operation services and is in addition to any non-disclosure agreement between the Parties or their affiliates.

(8)	Customer data and security. All data processed on the Equipment by or for Buyer remains Buyer’s property. Exascale acquires no rights in such data and shall access and process it only to the extent necessary to provide the services, in accordance with Buyer’s reasonable requirements for remote access and credential management, and shall notify Buyer without undue delay of any security incident affecting the management plane operated by Exascale. Backup and recovery under Appendix II covers the management plane only; customer workload, tenant and application-level data and backups are excluded unless separately agreed in writing.

(9)	Force majeure. Neither Party shall be liable for any delay or failure in performance (other than payment obligations) caused by events beyond its reasonable control, including utility or data center failure, carrier or network outage, cyberattack, governmental action, export restrictions or sanctions, OEM component shortage or NVIDIA allocation, natural disaster, epidemic, labor disruption or war, provided that the affected Party notifies the other Party promptly and uses reasonable efforts to resume performance; the time for performance and any dependent period shall be extended accordingly.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EXASCALE LABS HOLDINGS, INC.		SUNON INC.

By:	/s/ Hoansoo Lee	By:	/s/ Simon Wu

Name:	Hoansoo Lee	Name:	Simon Wu

Title:	Chief Executive Officer	Title:	Executive Vice President

Address:	820 Gessner Rd, Suite 332, Houston, TX 77024, USA	Address:	1760 Yeager Ave, La Verne, CA 91750, USA

Email:	[***]	Email:	[***]

Date:	October 9, 2026	Date:	2026/10/8

APPENDIX I

List of Equipment, price and delivery terms

No.	Equipment (model / configuration, incl. GPU, CPU, memory, storage, networking)	Qty	Unit price (USD)	Amount (USD)
1	[***] HGX B300 NVL16 GPU server	12	[***]	[***]
2	Network Equipment and Management Servers	1 lot	—	[***]
3	Deployment	12 units	[***]	[***]
4	3-Year IT Operation (36 months)	96 GPUs, 36 months	[***]	[***]
	Purchase Price (total, exclusive of import duties and taxes)			8,208,000.00

Deployment Place	[***]
Delivery method (Incoterms 2020)	DAP Deployment Place (Incoterms 2020) as modified by Art. 8(1); Buyer is importer of record	Estimated delivery period	[4–6] weeks
Down payment	US$2,462,400.00 (30% of the Purchase Price)	Balance (amount)	US$5,745,600.00 (70% of the Purchase Price)
Warranty Period start date	Date of delivery of the Equipment to Buyer at the Deployment Place (Article 8)	Countersigned PI number (if used)	N/A
Other agreed terms

Seller’s bank account for payments under Article 2:

[***]

Exascale Labs Inc. is a wholly-owned subsidiary of Exascale Labs Holdings, Inc., designated by it to receive all payments under this Agreement.

Appendix I-1

APPENDIX II

Quotation — summary of prices and itemized scope

This Appendix II has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of the omitted Appendix to the Securities and Exchange Commission upon request.

Appendix II-1